Exhibit 99.1

For immediate release	Eric R. Graef
March 12, 2009	Preformed Line Products
(440) 473-9249
PREFORMED LINE PRODUCTS ANNOUNCES FINANCIAL RESULTS
FOR THE FOURTH QUARTER AND FULL YEAR 2008
•	Record 2008 sales of $269.7 million increased 16%

•	Net income increased 24% for the year 2008

•	Fourth quarter net income increased 49%
Mayfield Village, Ohio, March 12, 2009 — Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for the fourth quarter and the full year 2008.
Net income for the quarter ended December 31, 2008 increased to $2,761,000, or $.52 per diluted share, compared to $1,851,000, or $.34 per diluted share, for the comparable period in 2007. Net sales in the fourth quarter of 2008 were $60,563,000 compared to $62,825,000 in the fourth quarter of 2007. Currency exchange rates had a negative impact on 2008 fourth quarter sales of $5,564,000 and on net income of $524,000.
Net income for the year ended December 31, 2008 increased 24% to $17,623,000, or $3.30 per diluted share, compared to $14,159,000, or $2.61 per diluted share in 2007. Net income in 2008 included a net gain of $756,000, or $.14 per diluted share, on the sale of Superior Modular Products Company, a former wholly owned domestic subsidiary. Net sales for 2008 increased 16% to $269,742,000 compared to $233,289,000 in 2007.
Currency exchange rates favorably impacted 2008 sales by $3,457,000, while the impact on 2008 net income was unfavorable by $224,000.
Rob Ruhlman, Chairman and Chief Executive Officer, said, “I am pleased with the achievement of sales growth for the fifth consecutive year including three straight years of record sales. Net income has improved for three consecutive years and our 2008 net income is second only to the dot com boom year of 1998. These improvements resulted from product innovation, improvements in production efficiencies, customer focus and strategy integration implemented over the past several years. We have a strong balance sheet and are positioned to succeed in these uncertain economic times. I cannot predict what 2009 will bring, but I am confident we are prepared for the challenges that lie ahead.”

P.O. Box 91129   |   Cleveland, Ohio 44101   |   440.461.5200   |   www.preformed.com

PAGE 2 / PLP ANNOUNCES FOURTH QUARTER RESULTS
Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.
Preformed’s world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the heading “Forward-Looking Statements” in the Company’s 2007 Annual Report on Form 10-K filed with the SEC on April 7, 2008. The Annual Report on Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

In thousands, except per share data	Three month periods ended December 31,		Twelve month periods ended December 31,
	2008	2007	2008	2007
		(restated)

Net sales	$60,563	$62,825	$269,742	$233,289
Cost of products sold	41,441	43,645	182,475	155,388

GROSS PROFIT	19,122	19,180	87,267	77,901

Costs and expenses
Selling	5,676	6,107	23,555	22,623
General and administrative	7,461	8,417	30,014	26,416
Research and engineering	2,325	2,007	8,870	7,192
Other operating expenses — net	235	197	840	338
Goodwill impairment	—	—	—	199

	15,697	16,728	63,279	56,768

OPERATING INCOME	3,425	2,452	23,988	21,133

Other income (expense)
Interest income	191	283	846	1,088
Interest expense	(129)	(158)	(544)	(595)
Other income (expense)	274	(283)	470	(305)

	336	(158)	772	188

INCOME BEFORE INCOME TAXES, MINORITY INTERESTS AND DISCONTINUED OPERATIONS	3,761	2,294	24,760	21,321

Income taxes	1,114	663	7,718	7,501

INCOME BEFORE MINORITY INTERESTS AND DISCONTINUED OPERATIONS	2,647	1,631	17,042	13,820

Minority interests, net of tax	(20)	(30)	(288)	(54)

INCOME FROM CONTINUING OPERATIONS	2,627	1,601	16,754	13,766

Income from discontinued operations, net of tax	134	250	869	393

NET INCOME	$2,761	$1,851	$17,623	$14,159

Income per share from continuing operations — basic	$0.50	$0.30	$3.17	$2.57

Income per share from discontinued operations — basic	$0.03	$0.04	$0.17	$0.07

Total net income per share — basic	$0.53	$0.34	$3.34	$2.64

Income per share from continuing operations — diluted	$0.50	$0.29	$3.14	$2.54

Income per share from discontinued operations — diluted	$0.02	$0.05	$0.16	$0.07

Total net income per share — diluted	$0.52	$0.34	$3.30	$2.61

Cash dividends declared per share	$0.20	$0.20	$0.80	$0.80

Weighted-average number of shares outstanding — basic	5,223	5,380	5,279	5,372

Weighted-average number of shares outstanding — diluted	5,306	5,439	5,339	5,416

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	December 31,
Thousands of dollars, except share data	2008	2007

ASSETS
Cash and cash equivalents	$19,869	$23,392
Accounts receivable, less allowances of $964 ($1,199 in 2007)	36,899	37,002
Inventories — net	48,412	43,788
Deferred income taxes	2,786	2,982
Prepaids and other	4,704	4,098
Current assets of discontinued operations	—	12,188

TOTAL CURRENT ASSETS	112,670	123,450

Property and equipment — net	55,940	58,506
Patents and other intangibles — net	3,858	5,637
Goodwill	5,520	3,928
Deferred income taxes	6,943	3,744
Other assets	5,944	8,601

TOTAL ASSETS	$190,875	$203,866

LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes payable to banks	$3,101	$4,076
Current portion of long-term debt	494	1,949
Trade accounts payable	14,632	15,178
Accrued compensation and amounts withheld from employees	6,606	6,995
Accrued expenses and other liabilities	10,415	12,254
Current liabilities of discontinued operations	—	1,897

TOTAL CURRENT LIABILITIES	35,248	42,349

Long-term debt, less current portion	2,653	3,010
Other noncurrent liabilities and deferred income taxes	15,973	7,882
Minority interests	736	904

SHAREHOLDERS’ EQUITY
Common shares — $2 par value, 15,000,000 shares authorized, 5,223,830 and 5,380,956 outstanding, net of 551,059 and 378,333 treasury shares at par, respectively	10,448	10,762
Paid in capital	3,704	2,720
Retained earnings	146,624	140,339
Accumulated other comprehensive loss	(24,511)	(4,100)

TOTAL SHAREHOLDERS’ EQUITY	136,265	149,721

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$190,875	$203,866